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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_] Confidential for Use of the
[_]  Definitive Proxy Statement                Commission Only (as permitted
[_]  Definitive Additional Materials           by Rule 14a-6(e)(2))
[X]  Soliciting Material Under Rule 14a-12


                          Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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[_]  Fee paid previously with preliminary materials.

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                   [Willamette Industries, Inc. Letterhead]



                                                                January 18, 2001

To Fellow Shareholders:

     Willamette Industries continues to be the target of a hostile takeover attempt by Weyerhaeuser Company. Weyerhaeuser's offer to purchase Willamette for $48 per share was originally scheduled to expire on January 4, 2001, but was extended by Weyerhaeuser to February 1, 2001. If Weyerhaeuser continues its hostile actions, they will likely keep extending their offer since they cannot buy any tendered shares without the consent of Willamette's Board.

     It is your Board's strong belief that Weyerhaeuser's unsolicited offer is simply an opportunistic attempt to acquire one of the industry's leading companies, launched at a time when stock prices in the industry were depressed. Accordingly, we continue to recommend that you not tender your shares to Weyerhaeuser.

     We believe that based on Willamette's inherent earnings power and long-term strategic plan, the interests of Willamette, its shareholders and other constituencies would best be served by the Company continuing as an independent entity.

     Supporting our belief are Willamette's recently released financial results for 2000, in which we again demonstrated our ability to produce outstanding sales and earnings growth as an independent company. Attached, for your information, is a copy of our earnings release issued today. Irrespective of Weyerhaeuser's offer, we intend to continue to pursue our successful long-term strategic plan and create value for all shareholders.

     We understand that Weyerhaeuser's hostile takeover attempt may be confusing to many of you. We have therefore answered some of the most frequently asked questions below. In addition, we encourage you to call our Information Agent, MacKenzie Partners, at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect), with any questions.

     Q:   What is a "tender offer"?

     A: A tender offer is an offer to buy shares at a certain price, and subject to certain conditions, often with the objective of taking control of a company. In this case, Weyerhaeuser is attempting to circumvent the Willamette Board's rejection of their offer.

     Q:   Why can't Weyerhaeuser purchase any shares now?

     A: Weyerhaeuser can't purchase any shares through the tender until all of the conditions to its offer are satisfied. Among the most significant of these conditions is the waiving of Willamette's shareholder rights plan and the protection of the Oregon corporation laws, which guard the Company's shareholders against opportunistic takeover attempts.
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     Q:   I read that Weyerhaeuser now owns 48% of Willamette.  Is that true?
          What if over 50% of the shares are tendered to Weyerhaeuser? Do they then own Willamette?

     A: No. Each time the Weyerhaeuser offer is extended, they are required to report the number of shares currently "tendered" to them, but that does not mean Weyerhaeuser owns any of those shares. Irrespective of the number of shares tendered, it would be extraordinarily unlikely that Weyerhaeuser would buy any shares of Willamette under the tender without the Willamette Board's consent because of our strong takeover protections.

     Q:   If I support Willamette, what should I do?

     A: If you support Willamette, disregard any tender or proxy materials you get from Weyerhaeuser. If you have tendered your shares, call MacKenzie Partners for assistance in withdrawing them. At the appropriate time, we will provide detailed instructions on any other action you can take to support your Company.

     Q: If I've tendered my shares to Weyerhaeuser, how do I now withdraw them and get them back?

     A: If you've tendered your shares to Weyerhaeuser you can withdraw them at any time by sending a notice of withdrawal; MacKenzie Partners would be pleased to assist you with this straightforward procedure.

     Q: If I don't tender my shares and Willamette is sold to Weyerhaeuser, will I be paid a different price than if I had tendered?

     A: According to Weyerhaeuser's filings, shareholders who did not tender would be offered the same price as those who did. Your Board continues to recommend that you not tender your shares to Weyerhaeuser.

     Q:   What happens next?

     A: We hope Weyerhaeuser ceases its hostile actions, but if it doesn't, it has announced that it intends to nominate four directors, three of whom are former Weyerhaeuser employees, for election to the Willamette Board. It is likely that you will receive material from Weyerhaeuser on this matter soon, but no action on your part is needed now. When the time for action comes, Willamette will provide you with detailed instructions on casting your vote for Willamette's nominees. Since the majority of Willamette's directors are not up for re-election this year, even if Weyerhaeuser is successful in installing its representatives on your Board, Weyerhaeuser's nominees could not by themselves bring about the sale of the Company.

     Q:   How long could this go on?
     A: While it is difficult to say how this situation will play out, it may take months or even years to reach its conclusion.

          We hope this answers some of your most pressing questions, and we again encourage you to call MacKenzie Partners if you require further information. Rest

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     assured that your Board of Directors and management will continue to act in the best interests of the Company and all its shareholders.

On behalf of the Board of Directors

Sincerely,

/s/ William Swindells                             /s/ Duane C. McDougall

William Swindells                                 Duane C. McDougall
Chairman of the Board                             Chief Executive Officer

Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These
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documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names,
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affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Soliciting Materials on Schedule 14A filed by Willamette with the SEC on January 3, 2001.